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Report of Independent Accountants

To the Board of Directors and Shareholders of

Bank of America N.A. Capital Markets Servicing Group

We have examined management's assertion about Bank of America N.A.'s Capital Markets Servicing Group (CMSG), as master servicer, compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage

Bankers (USAP) as of and for the year ended December 31, 2002, included in the accompanying report entitled Report of Management, except as that assertion relates to minimum servicing standards I.4, II, III.2, III.3, III.4, III.6, V and VI, for which primary servicing loans is performed by subservicers. Management is responsible for CMSG's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about CMSG's compliance, as master servicer, except as that assertion relates to the minimum servicing standards I.4, II, III.2, III.3, III.4, III.6, V and VI, for which primary servicing of loans is performed by subservicers, based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the CMSG's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. The primary servicing of loans in this portfolio is performed by subservicers on behalf of CMSG. Consequently, we did not perform procedures regarding the minimum servicing standards I.4, II, III.2, III.3, III.4, III.6, V and VI. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the CMSG's compliance with the minimum servicing standards.

In our opinion, management's assertion that, CMSG, as master servicer, complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects except as that assertion relates to minimum servicing standards I.4, II, III.2, III.3, III.4, III.6, V and VI, for which the primary servicing of loans is performed by subservicers and as noted in the accompanying Report of Management.

PricewaterhouseCoopers LLP

March 13, 2003